Contacts:
Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

EQUUS’ LARGEST SINGLE SHAREHOLDER
ISSUES OPEN LETTER TO FELLOW SHAREHOLDERS

Asks Shareholders to Support New Direction of the Fund
and Vote the WHITE Proxy Card Today

HOUSTON, TX – May 10, 2010 – The single largest shareholder of Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today issued an open letter to the Fund’s shareholders.  Mobiquity Investments Limited (“Mobiquity”), which holds 9.28% of the Fund’s outstanding shares, is encouraging all shareholders to cast their votes using the internet or telephone by following the instructions provided on the WHITE proxy card or voting instruction form that they have received from Georgeson, Inc., the Fund’s proxy solicitation firm.  Shareholders requiring assistance in voting the WHITE proxy card, or seeking additional copies of the Fund’s proxy materials, may call Georgeson toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or email Georgeson at equus@georgeson.com.  Shareholders also can find additional materials on the annual meeting and how to vote on the Fund’s website at www.equuscap.com.

The following is the text of the letter from Mobiquity:

Dear Fellow Shareholders of Equus Total Return, Inc.:

On May 12, 2010, shareholders of Equus Total Return, Inc. (“Equus” or the “Fund”) have the unique opportunity to finally break free from the legacy that has constrained Equus’ growth and development for many years.  Sam Douglass, founder of the “Committee to Enhance Equus” (the “Douglass Committee”) has been an officer or director of the Fund since its formation. Equus shareholders, of which we are the single largest, have not fared well under the Douglasses and that must change.  The Douglass Committee is running a proxy contest to regain control of the Fund and your vote is crucial to preventing further losses for shareholders.  As shareholders, we can together transform Equus and ensure accountability and responsibility.  If you want change at Equus, it is critical that you vote with us for the WHITE proxy card today.

THERE ARE TWO ESSENTIAL REASONS
WHY YOU SHOULD VOTE THE WHITE PROXY CARD TODAY

REASON #1 FOR VOTING THE WHITE CARD

WE HAVE A PLAN TO INCREASE SHAREHOLDER VALUE

•	We Are the Fund’s Single Largest Shareholder. We hold 822,031 shares or 9.28% of the Fund’s outstanding stock. Our interests are completely aligned with other Equus shareholders.

•
We Share the Anger of Our Fellow Shareholders.  After we acquired our Equus shares in October 2009, the Fund announced writedowns of $20.2 million. In addition, we did not see a plan by the Fund to address systemic problems and shortcomings with its existing portfolio or a strategy to position the Fund for growth.  In short, we were disappointed with the Fund’s performance and we wanted to do something about it.

•
We Reached Out to the Equus Board and Were Rejected by Sam Douglass.  In October 2009, shortly after we became shareholders, we contacted a member of the Equus Board and spoke with additional board members in January and February 2010, in an attempt to offer our assistance.  Sam Douglass and other Equus directors rejected our efforts.

•
A Majority of the Directors of Equus Recognized that Changes Had to Be Made.  On March 17, 2010, a majority of the directors of Equus recognized that Equus could no longer continue on its present path with the leadership of the Douglasses and accepted our invitation to help.  These five persons understood that Equus must chart a new course that disrupts the status quo and breaks with the legacy of Sam and Paula Douglass.

•
Our New Director Nominees Provide Real Strength to the Board.  The new director nominees have compelling backgrounds in investment banking, corporate finance, and mergers and acquisitions.  We intend to provide Equus with a strong source of leadership, management expertise, execution capacity, and if required, international financial resources to draw upon.

•
We Have a Plan to Increase Shareholder Value.  As the largest shareholder of Equus, we have a vested interest in helping our shares (and therefore your shares) become more valuable.  Unlike the Douglass Committee, we have a plan to grow Equus and increase the value of the Fund, increase current income from the portfolio, and reinstitute distributions of that income to shareholders.

We intend to focus immediately on:

-	Indentifying and naming a talented and experienced CEO to lead the Fund forward;

-	Reducing costs;

-	Maximizing investments in portfolio companies through active management;

-	Assisting the portfolio companies in obtaining contracts and commercial opportunities, thereby increasing value, which would shrink the Fund’s discount to net asset value; and

-	Effectively communicating fund strategy to the investment community.

       Mid- to longer-term objectives for the Fund include:

-	Generating capital appreciation and recurrent cash income from portfolio investments; and

-	Resuming the Fund’s quarterly dividend that was discontinued in early 2009.

REASON #2 FOR VOTING THE WHITE CARD

WE BELIEVE THE DOUGLASS COMMITTEE WILL MAINTAIN THE STATUS QUO

•
The Historical Problems with Equus Have One Common Link – The Douglasses.  ALL of the Fund’s current investments were approved by one or both of the Douglasses.  Prior to the nomination of four new directors to the Equus Board in March 2010, ALL of the Fund’s management and director changes were sanctioned by one or both of the Douglasses.  The Douglasses cannot avoid taking responsibility for the Fund’s past, as they were an integral part of making and/or ratifying all of the decisions that they now complain about.

•
We Believe Many of The Douglass Committee Nominees Are Not Qualified to Serve as Equus Directors.  Six of the nine Douglass Committee nominees list Houston addresses in the Douglass Committee proxy.  One of the Douglass Committee nominees was the Douglasses’ personal tax accountant.  In addition, four of the Douglass Committee nominees have served as directors of bankrupt or insolvent companies in which the Fund has previously invested. Two of the Douglass Committee Nominees have been long time Directors of Equus. Incredibly, the Douglasses would have shareholders believe that the Douglass Committee is independently acting in their interests when it’s clear in our opinion that many of their nominees have contributed to the current problems, and are closely associated with both Sam and Paula Douglass.

MAKE SURE YOUR VOICE IS HEARD;
VOTE THE WHITE PROXY CARD TODAY

Please sign, date and return the WHITE proxy card you have received in the mail.  Even if you have previously voted on the gold proxy card supplied by the Douglass Committee, you can still support change by voting the WHITE proxy card today.  YOUR RESPONSE TODAY WILL HELP PUT THE FUND BACK ON THE RIGHT TRACK.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Fund’s proxy materials, please call the Fund’s proxy solicitation firm, Georgeson, Inc., toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or email equus@georgeson.com.  Shareholders also can find additional materials on the annual meeting and how to vote on the Fund’s website at www.equuscap.com.

We thank you for your support in this collective effort.

Sincerely,

MOBIQUITY INVESTMENTS LIMITED
Holder of 822,031 shares (9.28%) of Equus stock

Equus Total Return, Inc. Nominees for Director:

Alessandro Benedetti
Mr. Benedetti, 48, is currently the CEO of SAE Capital Ltd., which he founded in January 2007. Prior to that, he was the CEO of SAE Capital SPA, based in Rome, Italy. Over the last 20 years Mr. Benedetti has been involved in the structuring and financing of complex transactions, acting on behalf of companies and governments in North America, Europe, Central Asia and the Middle East. In 2005, he structured and led the acquisition of Wind Telecomunicazioni SpA, based in Italy, which had 16 million wireless subscribers, 1.6 million fixed line customers and 28 million registered internet users. At that time, the transaction was the largest leveraged buyout in European history, in a deal valued at over 12 billion Euros.

Bertrand des Pallieres
Mr. Pallieres, 43, has been the CEO of SPQR Capital LLP, based in London, UK since May 2007. He previously served as Global Head of Principal Finance and member of the Global Market Leadership Group of Deutsche Bank from 2005 to 2007.  From 1992 to 2005, he held various positions at JP Morgan, including Global Head of Structured Credit, European Head of Derivatives Structuring and Marketing and Co-head of sales for Europe Middle East and Africa.

John A. Hardy
Mr. Hardy, 58, is Chairman and Chief Executive Officer of Versatile Systems Inc. (“Versatile”), a technology consulting company, since January 1997. Mr. Hardy has had extensive experience in the insurance, finance and banking sectors, as well as mergers, acquisitions and litigation and resolution of multi-jurisdictional disputes practicing as a Barrister from 1978-1997. Mr. Hardy was also an adjunct Professor lecturing in insurance law at the University of British Columbia from 1984-2000.

Fraser Atkinson
Mr. Atkinson, 52, has been CFO of Versatile, a technology consulting company, since February 2003, Corporate Secretary of Versatile since October 2003 and Director since November 2003. Mr. Atkinson was involved in both the technology and corporate finance sectors as a partner at KPMG, LLP for over 14 years, having left the firm in September 2002.

Richard F. Bergner
Mr. Bergner, 79, has been a practicing attorney in Houston, TX for 50 years. Mr. Bergner’s practice includes corporate, investment and real estate matters; he has litigated cases in federal and state court.

Gregory J. Flanagan
Mr. Flanagan, 64, was Chairman of the Board, CEO and President of the Fund from July 2009 to February 2010. He previously served as COO of Gallagher Healthcare, Inc. – Houston Branch, an insurance brokerage company, from 2003 to 2008.  Mr. Flanagan also has more than 20 years of commercial banking experience.

Henry W. Hankinson
Mr. Hankinson, 68, is Managing Partner and co-founder of Global Business Associates, LLC, a boutique M&A consulting firm in Atlanta, GA. Mr. Hankinson is a former military officer with engineering and MBA degrees. He has held domestic and international senior executive management positions for over 30 years. In 1993, he moved to Moscow as the senior regional executive for Halliburton / Brown & Root (“HBR”) to establish the oil and gas construction market in the Former Soviet Union. In 1997, he moved to Riyadh, Saudi Arabia to serve as the senior HBR regional Managing Director of Saudi Arabia. In 1999, he was recruited to become the COO and senior American for a large multi-national conglomerate for the Saudi Royal Family. Based in Riyadh, he was responsible for investment acquisitions and portfolio management. During his career, Mr. Hankinson has served as Chairman, CEO, COO, and Director for both small and multinational private and public companies.

Robert L. Knauss
Mr. Knauss, 79, was Chairman of the Board of Philip Services Corp., an industrial services company, from 1998 to 2003, and Chairman of the Board and CEO of Baltic International USA, Inc. from 1995 to 2003. During the past twenty years, Mr. Knauss has served on the Boards of Directors of eight public companies. Mr. Knauss was the former Dean and Distinguished University Professor of the University of Houston Law School and was also Dean of Vanderbilt Law School.

Kenneth I. Denos
Mr. Denos, 42, has served as a director and principal of many small public and private companies throughout the world.  Since August 2009, he has been Deputy Executive Chairman of London Pacific & Partners, Inc., a healthcare and hospitality corporate finance advisory and investment firm. Previously he was President of the Fund from December 2007 to June 2009; CEO of the Fund from August 2007 to June 2009; Executive Vice President and Secretary of the Fund from June 2005 until August 2007; Executive Vice President of Equus Capital Administration Company, Inc. from June 2005 to May 2008; CEO and President of Equus Capital Administration Company, Inc. from May 2008 to June 2009; Executive Vice President of Moore Clayton Capital Advisors, Inc from June 2005 to May 2008; CEO and President of Moore Clayton Capital Advisors, Inc from May 2008 to June 2009. Mr. Denos has served as CEO of MCC Global NV since May 2006 and as a director and Executive Vice President of Moore, Clayton & Co., Inc. since January 2001. From November 2005 until May 2006, Mr. Denos served as the Non-Executive Chairman of Ridgecrest Healthcare Group, Inc. From February 2005 to February 2006, he served as a director and General Counsel of MCC Energy plc (now Tersus Energy plc). From April 1999 until August 2007, he has also served as Chairman and CEO of SportsNuts, Inc. (a sports marketing company). Since March 2007, Mr. Denos has served as a non-executive director of Secure Netwerks, Inc., an information technology hardware and software reseller. Since January 2000, he has served as President of Kenneth I. Denos, P.C. Since March 2009, he has served as CEO and Chairman of Acadia Group, Inc.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain certain forward-looking statements regarding future circumstances.  These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.  The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this letter does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

Important Information
The Fund filed a definitive proxy statement concerning the 2010 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on April 12, 2010.  The Fund has also filed other relevant documents with the SEC.  The Fund advises stockholders to read the definitive proxy statement, as well as the other relevant documents filed with the SEC, because they contain important information about the election of directors and any other matters to be presented at the 2010 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and the other documents the Fund files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Fund’s definitive proxy statement by accessing www.equuscap.com. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting Georgeson Inc. by telephone toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or by email at equus@georgeson.com.

The Fund, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2010 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement referred to above.